Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.3 to the Registration Statement of Supportingsmallbusiness, Inc. (the “Company”) on Form S-1/A of our report dated March 21, 2016, related to our audit of the Company’s financial statements as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from inception (August 12, 2014) through December 31, 2014, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in this amended Registration Statement on Form S-1/A.

We also consent to the reference to us under the caption “Experts” in this amended Registration Statement.

/s/HASKELL & WHITE LLP

Irvine, California

May 10, 2016